Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880        Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS SIGNS

AMENDED FORBEARANCE AGREEMENTS AND

PROVIDES UPDATE REGARDING SETTLEMENT NEGOTIATIONS

Wakefield, MA - January 11, 2008 - American Dental Partners, Inc. (NASDAQ: ADPI) announced that the Company and the lenders under its revolving credit agreement and term loan agreement have entered into amended forbearance agreements pursuant to which forbearance has been extended to February 29, 2008 from January 11, 2008.

The lenders under the revolving credit agreement and term loan agreement also will not exercise certain of their default-related rights and remedies, including acceleration of the maturity of the loans, and have agreed to release the collateral under their loan agreements necessary for the Company to meet the obligations of the previously announced Settlement Agreement related to the litigation among PDG, P.A., PDHC, Ltd., one of the Company’s Minnesota subsidiaries, and the Company.

The lenders under the revolving credit agreement will continue to make revolving loans and issue letters of credit to the Company until February 29, 2008 up to an aggregate principal amount of $61,424,000, an increase from $51,424,000 initially allowed, to be used for the operation of the Company’s business, provided no other default exists and certain conditions are met. The capacity of the revolving credit agreement is reduced to $75,000,000 from $130,000,000, and borrowings under both the revolving credit agreement and term loan agreement will be made at the Eurodollar rate plus 250 basis points rather than the default interest rate permitted under the revolving credit and term loan agreements. The principal amount outstanding under the revolving credit agreement, including outstanding letters of credit, was $41,424,000 as of December 14, 2007.

The Company expects negotiation of the definitive agreement as required under the Settlement Agreement related to the litigation among PDG, P.A., PDHC, Ltd. and the Company to extend beyond January 11, 2008.

“We are pleased our lenders have agreed to extend and amend their forbearance agreements providing us with the time necessary to negotiate and complete new permanent bank financing. Based upon the lenders’ commitments in the forbearance agreements, we have notified PDG that the lender approval condition in the Settlement Agreement has been satisfied, which means we now have a binding Settlement Agreement with PDG. We will continue to negotiate the definitive agreements with PDG with an intention to close the transaction on February 29, 2008,” stated Gregory A. Serrao, Chairman, Chief Executive Officer and President of the Company.”

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 261 dental facilities with approximately 2,301 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.